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Report of Independent Auditors

Exhibit 99.A

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 11-K

(Mark One)

☒	ANNUAL REPORT PURSUANT TO SECTION 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934 [NO FEE REQUIRED]

For the fiscal year ended December 31, 2002

OR

☐	TRANSITION REPORT PURSUANT TO SECTION 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934 [NO FEE REQUIRED]

For the transition period from                          to

Commission File Number 1-6049

        A.    Full title of the plan and address of the plan, if different from that of the issuer named below: Target Corporation 401(k) Plan.

        B.    Name of issuer of the securities held pursuant to the plan and the address of its principal executive office:

TARGET CORPORATION
1000 Nicollet Mall
Minneapolis, Minnesota 55403

Consent of Independent Auditors

We consent to the incorporation by reference in the Registration Statement (Form S-8, Nos. 33-66050, 333-27435 and 333-103920) pertaining to the Target Corporation 401(k) Plan of our report dated March 28, 2003, with respect to the financial statements and schedules of the Target Corporation 401(k) Plan included in this Annual Report (Form 11-K) for the year ended December 31, 2002.

/s/ Ernst & Young LLP

Minneapolis, Minnesota
April 14, 2003

TARGET CORPORATION 401(k) PLAN

Audited Financial Statements and Schedules
Years Ended December 31, 2002 and 2001

Target Corporation 401(k) Plan

Audited Financial Statements and Schedules

Years Ended December 31, 2002 and 2001

Report of Independent Auditors

The Board of Directors
Target Corporation

We have audited the accompanying statements of net assets available for benefits of the Target Corporation 401(k) Plan (the Plan) as of December 31, 2002 and 2001, and the related statements of changes in net assets available for benefits for the years then ended. These financial statements are the responsibility of the Plan's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the net assets available for benefits of the Plan at December 31, 2002 and 2001, and the changes in net assets available for benefits for the years then ended, in conformity with accounting principles generally accepted in the United States.

Our audits were performed for the purpose of forming an opinion on the financial statements taken as a whole. The accompanying supplemental schedules of assets (held at end of year) as of December 31, 2002, and reportable transactions for the year then ended, are presented for purposes of additional analysis and are not a required part of the financial statements but are supplementary information required by the Department of Labor's Rules and Regulations for Reporting and Disclosure under the Employee Retirement Income Security Act of 1974. The supplemental schedules are the responsibility of the Plan's management. These supplemental schedules have been subjected to the auditing procedures applied in the audits of the financial statements and, in our opinion, are fairly stated in all material respects in relation to the financial statements taken as a whole.

March 28, 2003

Target Corporation 401(k) Plan

Statement of Net Assets Available for Benefits
(In 000s)

December 31, 2002

	Total	Participant- Directed Funds	Non-Participant- Directed Employer Match Funds
Assets
Receivables:
Participants' 401(k) and after-tax contributions	$55	$55	$—
Employer contribution	33	—	33
Interest	1,965	1,955	10

Total receivables	2,053	2,010	43
Cash	—	—	—
Investments	3,070,753	1,895,721	1,175,032

Total assets	3,072,806	1,897,731	1,175,075
Liabilities
Investments settlements payable	71	—	71
Expenses payable	813	496	317
Withdrawals payable to participants	157	136	21

Total liabilities	1,041	632	409

Net assets available for benefits	$3,071,765	$1,897,099	$1,174,666

See accompanying notes.

Target Corporation 401(k) Plan

Statement of Net Assets Available for Benefits
(In 000s)

December 31, 2001

	Total	Participant- Directed Funds	Non-Participant- Directed Employer Match Funds
Assets
Receivables:
Participants' 401(k) and after-tax contributions	$282	$282	$—
Employer contribution	193	—	193
Interest	2,138	2,121	17

Total receivables	2,613	2,403	210
Cash	986	—	986
Investments	3,776,857	2,175,059	1,601,798

Total assets	3,780,456	2,177,462	1,602,994
Liabilities
Expenses payable	1,253	715	538
Withdrawals payable to participants	313	276	37

Total liabilities	1,566	991	575

Net assets available for benefits	$3,778,890	$2,176,471	$1,602,419

See accompanying notes.

Target Corporation 401(k) Plan

Statement of Changes in Net Assets Available for Benefits
(In 000s)

Year Ended December 31, 2002

	Total	Participant- Directed Funds	Non-Participant- Directed Employer Match Funds
Participants' 401(k) and after-tax contributions	$180,842	$180,842	$—
Employer contributions	110,594	—	110,594
Investment income:
Interest (net)	27,548	26,206	1,342
Dividends	15,029	5,792	9,237

Total investment income	42,577	31,998	10,579

	334,013	212,840	121,173
Distributions to participants	(253,029)	(178,603)	(74,426)
Trustee fees	(750)	(479)	(271)
Administration fees	(8,930)	(6,328)	(2,602)

	(262,709)	(185,410)	(77,299)
Net realized and unrealized depreciation in fair value of investments	(778,429)	(356,430)	(421,999)
Interfund transfers	—	49,628	(49,628)

Net decrease	(707,125)	(279,372)	(427,753)
Net assets available for benefits at beginning of year	3,778,890	2,176,471	1,602,419

Net assets available for benefits at end of year	$3,071,765	$1,897,099	$1,174,666

See accompanying notes.

Target Corporation 401(k) Plan

Statement of Changes in Net Assets Available for Benefits
(In 000s)

Year Ended December 31, 2001

	Total	Participant- Directed Funds	Non-Participant- Directed Employer Match Funds
Participants' 401(k) and after-tax contributions	$168,296	$168,296	$—
Employer contributions	96,790	—	96,790
Investment income:
Interest (net)	29,752	28,321	1,431
Dividends	13,894	5,334	8,560

Total investment income	43,646	33,655	9,991

	308,732	201,951	106,781
Distributions to participants	(257,293)	(178,176)	(79,117)
Trustee fees	(1,076)	(743)	(333)
Administration fees	(7,568)	(5,424)	(2,144)

	(265,937)	(184,343)	(81,594)
Net realized and unrealized appreciation in fair value of investments	520,307	182,358	337,949
Interfund transfers	—	48,955	(48,955)

Net increase	563,102	248,921	314,181
Net assets available for benefits at beginning of year	3,215,788	1,927,550	1,288,238

Net assets available for benefits at end of year	$3,778,890	$2,176,471	$1,602,419

See accompanying notes.

Target Corporation 401(k) Plan

Notes to Financial Statements

December 31, 2002

1.    Description of the Plan

Employees of Target Corporation (the Company) who meet certain eligibility requirements of age and hours worked can participate in the Plan. Under the terms of the Plan, participants can invest up to 80% (20% in 2001) of their current gross cash compensation in the Plan, within ERISA limits, in any combination of before-tax and/or after-tax contributions.

Participants identified as "highly compensated," as defined by ERISA, are not allowed to make after-tax contributions and are limited to contributions of up to 5% of gross cash compensation (to a limit of $200,000 and $170,000 of compensation for 2002 and 2001, respectively) on a before-tax basis for 2002 and 2001, subject to certain IRS limitations.

The Company matches 100% of all participants' 401(k) before- and after-tax contributions up to 5% of each participant's gross cash compensation. Through December 31, 2002, the Company's contributions to the Plan were invested in Company stock. These contributions are reflected in the column titled "Non-Participant-Directed Employer Match Funds" on the financial statements.

Participants become 20% vested in employer-matching contributions immediately upon meeting plan eligibility requirements, 40% one year later, 70% two years later, and fully vested three years after becoming eligible to participate in the Plan. (A different vesting schedule was in place in plan year 2001 and in prior years.) Participant contributions are fully vested at all times. Participants who leave the Plan forfeit unvested Company contributions which are then used to reduce future Company contributions. For the years ended December 31, 2002 and 2001, forfeitures were $2.556 million and $5.175 million, respectively.

Participants may receive benefits upon termination, death, disability, or retirement as either a lump-sum amount equal to the vested value of his or her account, or in installments, subject to certain plan restrictions. Participants may also withdraw some or all of their account balances prior to termination, subject to certain plan restrictions.

Expenses, including fund management fees (which are netted against investment interest income), trustee fees, monthly processing costs (including recordkeeping fees), quarterly statement preparation and distribution, and other third-party administrative expenses are the significant expenses paid by the Plan.

Participants are entitled to apply for up to two loans from the Plan, one for the purchase of a primary residence, the other a general purpose loan, subject to certain restrictions, as defined in the Plan. Repayment of loans, including interest, is allocated to participants' investment accounts in accordance with each participant's investment election in effect at the time of the repayment.

Although it has not expressed any intent to do so, the Company has the right under the Plan to discontinue its contributions at any time and to terminate the Plan subject to the provisions of ERISA. In the event of Plan termination, participants will become 100% vested in their accounts.

For more detailed information regarding the Plan, participants may refer to the Summary Plan Description (SPD) available from the Company.

2.    Accounting Policies

Accounting Method

All investments are carried at fair market value except fully benefit responsive investment contracts which are stated at contract value. Contract value represents contributions made under the contract, plus interest at the contract rate, less funds used to pay Plan benefits. Common stock is valued at the quoted market price on the last business day of the Plan year. Collective investment fund values are based on the fair value of the underlying securities (as determined by quoted market prices) as of the last business day of the Plan year. Participant loans are valued at the unpaid principal balance.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results may differ from those estimates.

3.    Investments (In 000s)

The Plan allows participants to choose from among 12 investment funds. Participants may change their fund designations for past and future contributions on a daily basis.

The yield on the Plan's investment contracts for the years ended December 31, 2002 and 2001, ranged from 5.16% to 6.27% and 6.45% to 6.96%, respectively. According to the contracts, rates were adjusted quarterly in 2002. Fair value of the investment contracts was estimated to be approximately 106% and 104% of contract value for years ended December 31, 2002 and 2001, respectively. Fair value was estimated by discounting future cash flows under the contracts at current interest rates for similar investments with comparable terms. Under the contracts, the issuer does not guarantee payment of withdrawals at contract value as a result of premature termination of the contract by the Plan or upon Plan termination.

Fair value for synthetic contracts was estimated based on the market values of the underlying securities. Related wrap instruments for synthetic contracts were valued at the difference between the fair value of the underlying securities and the contract value attributable by the wrapper to such assets.

The Plan's investments are held by State Street Bank, the Trustee. The Plan's investments, including investments bought, sold, as well as held during the year, appreciated (depreciated) in fair value as follows:

Net Appreciation (Depreciation) in Fair Value During Year
Year ended December 31, 2002:
Collective investment funds	$(90,474)
Target Corporation Common Stock	(687,955)

$(778,429)

Year ended December 31, 2001:
Collective investment funds	$(50,168)
Target Corporation Common Stock	570,475

$520,307

The fair value of individual investments representing 5% or more of the Plan's net assets is as follows:

	December 31
	2002	2001
Target Corporation Common Stock	$1,920,170	$2,542,746
State Street Bank & Trust Co. Flagship S&P 500 Index Fund	190,516	262,271
Wells Fargo Bank Minnesota, N.A. Stable Return Fund	187,041	210,048
AIG Financial Products Group Annuity Contract No. 130221	200,085	194,815
Pacific Mutual Life Insurance Co. Group Annuity Contract No. 26255	197,579	193,472

4.    Transactions With Parties-in-Interest

During the years ended December 31, 2002 and 2001, the Plan engaged in the following transactions related to the Company's Common Stock:

	2002	2001
	(In 000s)
Number of common shares purchased	8,627	6,952
Cost of common shares purchased	$325,270	$246,326
Number of common shares sold	6,186	9,834
Market value of common shares sold	$245,949	$362,510
Cost of common shares sold	$109,622	$148,725
Number of common shares distributed in kind	378	435
Market value of common shares distributed in kind	$14,307	$15,581
Cost of common shares distributed in kind	$6,787	$6,632
Dividends received (non-pass-through)	$5,719	$5,174

During 2002 and 2001, the Plan received match-related dividends of $9.237 million and $8.560 million, respectively, on Target Corporation Common Stock.

5.    Reconciliation of Financial Statements to Form 5500 (in 000s)

The following is a reconciliation of net assets available for benefits per the financial statements to the Form 5500:

	December 31
	2002	2001
Net assets available for benefits per the financial statements	$3,071,765	$3,778,890
Amounts payable to terminating participants	(1,125)	(1,200)

Net assets available for benefits per the Form 5500	$3,070,640	$3,777,690

The following is a reconciliation of benefits paid to participants per the financial statements to the Form 5500:

Year Ended December 31, 2002
Benefits paid to participants per the financial statements	$253,029
Subtract amounts payable to terminating participants at December 31, 2001	(1,200)
Add amounts payable to terminating participants at December 31, 2002	1,125

Benefits paid to participants per the Form 5500	$252,954

6.    Income Tax Status

The Plan has received a determination letter from the Internal Revenue Service dated September 12, 2001, stating that the Plan is qualified under Section 401(a) of the Internal Revenue Code (the Code) and, therefore, the related trust is exempt from taxation. Subsequent to this issuance of the determination letter, the Plan was amended. Once qualified, the Plan is required to operate in conformity with the Code to maintain its qualification. The Plan Administrator believes the Plan is being operated in compliance with the applicable requirements of the Code and, therefore, believes that the Plan, as amended, is qualified and the related trust is tax-exempt.

Schedules

Target Corporation 401(k) Plan

EIN: 41-0215170
Plan #002

Schedule H, Line 4i – Schedule of Assets
(Held at End of Year)

December 31, 2002

Face Amount or Number of Shares/Units	Identity of Issue and Description of Investment		Cost	Current Value
CASH EQUIVALENTS
$7,486,013	*	State Street Bank & Trust Co. Short-Term Investment Fund	$7,486,013	$7,486,013
GROUP ANNUITY CONTRACTS
200,084,789		American International Life Group (AIG) Financial Products Group Annuity Contract No. 130221, 6.38%, due 12/31/02	213,632,657	213,632,657
	–	Blackrock Financial Management, Inc. Managed Synthetic Guaranteed Investment Contract Wrap Instruments for AIL GAC No. 130221	(13,547,868)	(13,547,868)
197,578,580		Pacific Mutual Life Insurance Co. Group Annuity Contract No. 26255, 1.0%, due 1/01/10	209,653,037	209,653,037
	–	Goldman Sachs Managed Synthetic Guaranteed Investment Contract Wrap Instrument for Pacific Mutual GAC No. 26255	(12,074,457)	(12,074,457)

	TOTAL GROUP ANNUITY CONTRACTS		397,663,369	397,663,369
COLLECTIVE INVESTMENT FUNDS
5,480,735		Wells Fargo Bank Minnesota, N.A. Stable Return Fund	181,123,720	187,041,034
1,731,389		Wells Fargo Bank Minnesota, N.A. Managed Synthetic Fund	20,000,000	23,682,608
1,229,620	*	State Street Bank & Trust Co. Flagship S&P 500 Index Fund	188,293,611	190,516,139
4,247,424	*	State Street Bank & Trust Co. Bond Market Index Fund	59,203,910	69,487,863
10,828,353	*	State Street Bank & Trust Co. Russell 3000 Fund	92,349,632	72,138,485
4,526,097	*	State Street Bank & Trust Co. Russell 2000 Fund	64,234,010	54,209,062
807,844	*	State Street Bank & Trust Co. EAFE Series A	5,745,928	5,017,519
2,441,163	*	State Street Bank & Trust Co. Daily EAFE	29,454,246	21,736,112
592,835		Barclays Global Investors U.S. Tactical Asset Allocation Fund F	9,359,276	8,424,188

1,732,741	*	State Street Bank & Trust Co. Emerging Market Stock Fund	16,524,096	12,900,255
3,942,658		Barclays Global Investors Growth Equity Fund F	37,229,306	25,784,984
2,111,308		Barclays Global Investors Value Equity Fund F	21,532,113	16,848,234

	TOTAL COLLECTIVE INVESTMENT FUNDS		725,049,848	687,786,483
COMMON STOCK
64,005,659	*	Target Corporation	1,225,970,893	1,920,169,770
PARTICIPANT LOANS
57,647,231		Participant loans, interest rates ranging from 5.25% to 5.75%	—	57,647,231

	TOTAL ASSETS HELD FOR INVESTMENT PURPOSES AT END OF YEAR		$2,356,170,123	$3,070,752,866

*Indicates a party-in-interest to the Plan.

Target Corporation 401(k) Plan

EIN: 41-0215170
Plan #002

Schedule H, Line 4j – Schedule of Reportable Transactions

Year Ended December 31, 2002

Identity of Party Involved	Description of Asset	Purchase Price	Selling Price	Cost of Asset	Current Value of Asset on Transaction Date	Net Gain/ (Loss)
Category (iii) – Series of Transactions in Excess of 5% of Plan Assets
Target Corporation Common Stock	8,626,610 units purchased in 155 transactions	$325,269,810	$—	$325,269,810	$—	$—
Target Corporation Common Stock	6,563,597 units sold in 222 transactions	—	260,255,616	116,409,402	260,255,616	(143,846,214)
State Street Bank & Trust Co. Short Term Investment	462,405,327 units purchased in 131 transactions	462,405,327	—	462,405,327	—	—
State Street Bank & Trust Co. Short Term Investment	457,765,681 units sold in 119 transactions	$—	$457,765,681	$457,765,681	$457,765,681	$—

There were no category (i), (ii), or (iv) transactions for the year ended December 31, 2002.